                                                                EXHIBIT 2.1

                         LOAN AND SECURITY AGREEMENT

    This LOAN AND SECURITY AGREEMENT entered into as of September ___, 1997 among SAFCOR INC., a California corporation ("Safcor"), and GLOBAL ONE DISTRIBUTION & MERCHANDISING INC., a Delaware corporation ("Global").

    NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  DEFINITIONS AND CONSTRUCTION

    1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

    "Account Debtor" means any person who is or who may become obligated under, with respect to, or on account of an Account.

    "Account" or "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefore.

    "Agreement" means this Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

    "Angard" means Joseph and Susan Angard.

    "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing or evidencing Borrower's assets or liabilities, or the Collateral; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs or other computer prepared information, and the equipment containing such information.

    "Borrower" means Global One Distribution & Merchandising Inc.

    "Borrowing Base" has the meaning set forth in Section 2.1.

    "Code" means the California Uniform Commercial Code.

    "Collateral" means each of the following: the Accounts; Borrower's Books;; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, equipment, general intangibles, inventory, negotiable collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection or other disposition of the Collateral, or any portion thereof or interest therein, and the proceeds thereof.

    "Daily Balance" means the amount of an Obligation owed at the end of a given day.

    "Dilution" means, as of the date of termination, the total of all chargebacks, returns, advertising claims, discounts, contra accounts, write-offs in favor of or held by Account Debtors and any other item that could reduce or otherwise impair the full and timely collection of Accounts, expressed as a percentage of cash collections PLUS dilutive items, determined on a two (2) month rolling basis.

    "Eligible Accounts" means those Accounts created by Borrower in the ordinary course of business that arise out of the Borrower's sale of goods or rendition of services, that strictly comply with all of Borrower's representations and warranties to Safcor as set forth in herein, as to which either Angard or Safcor has a first priority perfected security interest under applicable law, and that are and at all times shall continue to be acceptable to Safcor in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Safcor in Safcor's commercially reasonable judgment. Eligible Accounts shall not include the following:

         (a)  Accounts which the Account Debtor has failed to pay within ninety
    (90) days of invoice date;

         (b) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

         (c) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

         (d) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada, and which are not either (i) covered by credit insurance in form and amount, and by an insurer satisfactory to Safcor, or (ii) supported by one or more letters of credit that are assignable and have been delivered to Safcor in an amount and of a tenor, and issued by a financial institution, acceptable to Safcor;

         (e) Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States, any state of the United States, or any city, town, municipality, or division thereof;

         (f) Accounts with respect to which the Account Debtor is a subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower;

         (g) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower but only to the extent of Borrower's liability to such Account Debtor;

         (h) Accounts with respect to an Account Debtor whose total obligations to Borrower exceed ten percent (10%) of all Eligible Accounts and Safcor agrees to consider increasing the concentration percentages for Account Debtors up to a maximum of fifteen percent (15%) as requested by Borrower from time to time subject to Safcor's reasonable review and approval of the credit quality of the Account Debtor for which an increase in the concentration percentage is requested; and with the further exception that the aggregate percentage concentration of Borrower's four
    (4) largest Account Debtors, as the same shall change from time to time, shall not exceed forty-five percent (45%)), to the extent of the obligation of such Account Debtor in excess of such percentage;

         (i) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

         (j) Accounts the collection of which Safcor reasonably believes to be doubtful by reason of the Account Debtor's financial condition;

         (k) Accounts owed by an Account Debtor which has failed to pay fifty percent (50%) or more of its account then owed to Borrower within the applicable time periods set forth in subparagraph (a) above.

    "Event of Default" has meaning set forth in Section 8.

    "Excess Availability" means the amount, as of the date any determination thereof is to be made, equal to:

         (a) the lesser of the amount of Revolving Advances available to Borrower as of such time (based on the applicable advance rates set forth in Sections 2.1(a) and (b) hereof), subject to the sublimits and availability reserves from time to time established by Safcor hereunder; PLUS

         (b)  Unrestricted Cash of Borrower; MINUS

         (c) the sum of: (i) the amount of all then outstanding and unpaid Obligations, (ii) the aggregate amount of all trade payables of Borrower which are more than sixty (60) days past due as of such time, and (iii) the aggregate amount of Borrower's book overdrafts.

    "Safcor Expenses" means all costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Safcor.

    "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

    "Indebtedness" shall mean (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases; (d) all obligations or liability of others secured by a lien or security interest on any asset owned by Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligations of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit or other obligation of any other person.

    "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.


    "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located and any documents of title representing any of the above.

    "Lender" means Safcor Inc., a California corporation.

    "Loan Documents" means, collectively, this Agreement and any other agreement entered into in connection with this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancing, refundings, renewals, replacements, restatements or supplements, of or to any of the foregoing.

    "Maximum Amount" has the meaning set forth in Section 2.1.

    "Obligations" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the United States Bankruptcy Code, would have accrued) contingent reimbursement obligations owing to Safcor under any outstanding liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Safcor to charge Borrower's loan account), obligations, fees, covenants, and duties owing by Borrower to Safcor of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or by any other agreement between Safcor and Borrower, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including any debt, liability, or obligation owing from Borrower to others that Safcor may have obtained by assignment or otherwise, and further including all interest not paid when due and all Safcor Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

    "Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "prime rate" or "reference rate", as the case may be, whether or not such announced rate is the best rate available from such financial institution.

    "Revolving Advances" has the meaning set forth in Section 2.1.

    1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. when used herein, the term "Financial Statements" shall include the notes and schedules thereto.

    1.3 SCHEDULES AND EXHIBITS. All of the Schedules and Exhibits attached to this Agreement shall be deemed incorporated herein by reference.


2.  LOAN AND TERMS OF PAYMENT

    2.1 REVOLVING ADVANCES. Subject to the terms and conditions of this Agreement, and so long as no Event of Default has occurred and is continuing, Safcor agrees to make revolving advances to Borrower in an amount not to exceed the Borrowing Base. For purposes of this Agreement, "Borrowing Base" shall mean:

         (a) an amount equal to eighty percent (80%) of the amount of Eligible Accounts; PROVIDED, HOWEVER, that the foregoing initial advance rate of eighty percent (80%) shall be subsequently reduced by one percentage point for each percentage point of Dilution in excess of eight percent (8%).

         (b)  Notwithstanding anything to the contrary in subparagraphs (a) and
    (b) above, Safcor may reduce its advance rates based upon Eligible Accounts or establish availability reserves without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Safcor's security interests in the Collateral. Safcor shall endeavor to provide Borrower with prompt notice of any action taken pursuant to this subparagraph (b), but Safcor shall not be liable to Borrower or any third party for Safcor's failure to provide such notice.

         (c) Safcor shall have no obligation to make Revolving Advances hereunder to the extent such Revolving Advances would cause all outstanding Obligations hereunder including, without limitation, Borrower's Obligations under Sections 2.2, 2.3 and 2.4 hereof, and Borrower's Obligations to Senoral Inc. and Prodispak U.S.A., Inc., to exceed Eight Hundred Thousand Dollars ($800,000) ("Maximum Amount").

    2.2  INTEREST: RATES, PAYMENTS AND CALCULATIONS.

         (a) INTEREST RATE. All Obligations shall bear interest, on the average Daily Balance, at a per annum rate of three percent (3%) over the Reference Rate.

         (b) DEFAULT RATE. (i) All obligations shall bear interest from and after the occurrence and during the continuance of an Event of Default, at a rate of five percent (5%) over the Reference Rate.

         (c) PAYMENTS. Interest hereunder shall be due and payable in arrears, on the first Business Day of each calendar month during the term hereof. Borrower hereby authorizes Safcor, at its option, without prior notice to Borrower, to charge such interest, all Safcor Expenses (as and when incurred), and all installments due under any note or other Loan Document to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

         (d) COMPUTATIONS. The Reference Rate as of this date is eight point eleven percent (8.11%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to the Reference Rate change.

    2.3 CREDITING PAYMENTS. The receipt of any wire transfer of funds, check, or other item of payment by Safcor shall be immediately applied to conditionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Safcor or unless and until such check or other item of payment is honored when presented for payment.

    2.4  STATEMENT OF OBLIGATIONS.    Safcor shall render statements to
Borrower of the Obligations, including principal, interest, fees and Safcor Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute any account stated between Borrower and Safcor unless, within forty-five (45) days after receipt thereof by Borrower, Borrower shall deliver to Safcor by registered or certified mail at its address specified in Section, written objection thereto describing the error or errors contained in any such statements.



3.  CONDITIONS TO EFFECTIVENESS; TERM OF AGREEMENT.

    3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of Safcor to continue to make advances is subject to the fulfillment, to the satisfaction of Safcor and its counsel, of each of the following conditions on or before the date hereof.

         (a) Safcor shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the date hereof, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

         (b) Safcor shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

         (c) Safcor shall have received satisfactory evidence reflecting (i) the filing of its Financing Statement regarding the Borrower; and (ii) showing that Safcor has a first-priority perfected security interest in Borrower's collateral; and

         (d) Safcor shall have received a duly executed intercreditor agreement, in form reasonably satisfactory to Safcor's counsel, from Angard.

    3.2 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Safcor and shall continue in full force and effect for a term ending March 31, 1998. Either party may terminate this Agreement by giving the other party at least sixty (60) days prior written notice by registered or certified mail, return receipt requested. The foregoing notwithstanding, Safcor shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence of an Event of Default.

    3.3 EFFECT OF TERMINATION. On the date of termination, all Obligations shall become immediately due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Safcor's continuing security interest in the Collateral shall remain in effect until all Obligations have been fully discharged and Safcor's obligation to provide advances hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.2, but fails to pay all Obligations as of the date set forth in said notice, then Safcor may, but shall not be required to, renew this Agreement for an additional term of two (2) years.


4.  CREATION OF SECURITY INTEREST

    4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Safcor a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Safcor's security interest in the Collateral shall attach to all Collateral without further action in the part of Safcor or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory or the sale of obsolete Equipment to buyers in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

    4.2  COLLECTION OF ACCOUNTS. On or before the date hereof, Safcor,
Borrower, and a bank that is acceptable to Safcor shall enter into a lockbox agreement, in form and substance satisfactory to Safcor in its sole discretion pursuant to which all of Borrower's cash receipts, checks, and other items of payment will be forwarded to Safcor on a daily basis. At any time, Safcor or Safcor's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts have been assigned to Safcor or that Safcor has a security interest therein; (b) collect the Accounts, directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Safcor, as Safcor's trustee, any cash receipts, checks, and other items of payment that it receives on account of the Accounts and immediately will deliver said cash receipts, checks, and other items of payment to Safcor in their original form as received by Borrower.

    4.3 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. Borrower shall execute and deliver to Safcor, prior to or concurrently with Borrower's execution and delivery of this Agreement and at any time thereafter at the request of Safcor, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Safcor may reasonably request, in form satisfactory to Safcor, to perfect and continue perfected Safcor's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

    4.4 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Safcor (and any of Safcor's officers, employees, or agents designated by Safcor) as Borrower's true and lawful attorney, with power to: (a) sign the name of Borrower on any of the documents described in Section 4.3 or on any other similar documents to be executed, recorded, or filed in order to perfect or continue perfected Safcor's security interest in the Collateral; (b) sign Borrower's name on any invoice or bill of lading relating to any Accounts, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Safcor's possession; (e) at any time that an Event of Default has occurred or Safcor reasonably deems itself insecure, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Safcor, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred or Safcor reasonably deems itself insecure, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred or Safcor reasonably deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Safcor determines to be reasonable, and Safcor may cause to be executed and delivered any documents and releases which Safcor determines to be necessary. The appointment of Safcor as Borrower's attorney, and each and every one of Safcor's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Safcor's obligation to provide advances hereunder is terminated.

    4.5 RIGHT TO INSPECT. Safcor (through any of its officers, employees, or agents) shall have the right, from time to time hereafter during Borrower's usual business hours, or during the usual business hours of any third party having control over the records of Borrower to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

5.  REPRESENTATIONS AND WARRANTIES

    Borrower represents and warrants as follows:

    5.1. NO PRIOR ENCUMBRANCES. Except for matters of public record, Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances except for Permitted Liens listed on the attached Schedule.

    5.2. ELIGIBLE ACCOUNTS. The Eligible Accounts are, and at all times, hereafter shall be, bona fide existing obligations created by the sale and delivery of inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor.

    5.3. DUE AUTHORIZATION; NO CONFLICT. The execution, delivery and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate of Incorporation, or By-Laws, nor will they constitute an event of default under any material agreement to which Borrower is a party.

    5.4. MATERIAL AGREEMENT. Each agreement that is material to the Borrower, taken as a whole, is in full force and effect and no default or event that, with the giving of notice or the passage of time, would constitute a default, has occurred and is continuing under any such agreement.


6.  AFFIRMATIVE COVENANTS

    Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, and unless Safcor shall otherwise consent in writing, Borrower shall do all of the following:

    6.1 ACCOUNTING SYSTEM. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Safcor. Borrower shall also keep proper books of account showing all sales, claims and allowances on its Inventory.

    6.2 COLLATERAL REPORTS. Borrower shall deliver to Safcor, no later than the fifteenth (15th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any overdraft. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with a copy to Safcor, and, at Safcor's direction, the invoices shall indicate on their face that the Account has been assigned to Safcor and that all payments are to be made directly to Safcor. Borrower shall deliver to Safcor, as Safcor may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Safcor, copies of all such documentation shall be held by Borrower as custodian for Safcor.

    6.3 SCHEDULES OF ACCOUNTS. With such regularity as Safcor shall reasonably require, Borrower shall provide Safcor with schedules describing all Accounts. Safcor's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Safcor's security interest or other rights in and to the Accounts.

    6.4 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Borrower agrees to deliver to Safcor: (a) as soon as available, but in any event within forty-five
(45) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within one hundred twenty (120) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants acceptable to Safcor and certified, without any qualifications, by such accounts to have been prepared in accordance with GAAP.

    Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Safcor, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Safcor any information they may have regarding Borrower's business affairs and financial conditions.

    6.5 TAX RETURNS. Borrower agrees to deliver to Safcor copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

    6.6 TAXES. Except for 1996 taxes and the related returns, all assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period; PROVIDED, HOWEVER, that Borrower shall not be required to pay or discharge such tax, levy, assessment, governmental charge or claim which is the subject of a Permitted Protest.

    6.7 SAFCOR EXPENSES. Borrower shall immediately and without demand reimburse Safcor for all sums expended by Safcor which constitute Safcor Expenses and Borrower hereby authorizes and approves all advances and payments by Safcor for items constituting Safcor Expenses.

    6.8 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of any federal, State or local taxes.


7.  NEGATIVE COVENANTS

    Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower will not do any of the following without Safcor's prior written consent:

    7.1 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to the Collateral.

    7.2 CHANGE NAME. Change Borrower's name, business structure, or identity, or add any new fictitious name without providing Safcor with sixty (60) days prior written notice of Borrower's intent to take any such action.

    7.3 SUSPENSION. Suspend or go out of a substantial portion of its business.


8.  EVENTS OF DEFAULT

    Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

    8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts), fees and charges due Safcor, taxes, reimbursement of Safcor Expenses, or otherwise);

    8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Safcor (other than those referred to in Sections 6.2, 6.3, 6.4, 6.5, 6.6, and 6.7); or Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, or agreement contained in Sections 6.2, 6.3, 6.4, 6.5, 6.6, and 6.7 hereof and such failure or neglect shall continue for a period of five (5) Business Days;

    8.3 If there is material impairment of the prospect of repayment of any portion of the Obligations owing to Safcor or a material impairment of the value or priority of Safcor's security interests in the Collateral;

    8.4 If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any Judicial Officer or Assignee;

    8.5  If an Insolvency Proceeding is commenced by Borrower;

    8.6 If an Insolvency Proceeding is commenced against Borrower, and is not dismissed or withdrawn within sixty (60) days from the date of its commencement; PROVIDED, HOWEVER, Safcor shall have no obligation to make Revolving Advances pursuant to Section 2 hereof during the pendency of such proceedings;

    8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such court order is not dismissed within five (5) Business Days from the date it is entered by a court;

    8.8 If a notice of lien, levy or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal, or governmental agency;

    8.9  If a judgment or other claim becomes a lien or encumbrance;

    8.10 If there is a default in any material agreement to which Borrower is a party with third parties resulting in a right by such third parties, whether or not exercised, to accelerate the maturity of Borrower's Indebtedness thereunder;

    8.11 If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement or report made to Safcor by Borrower, or any officer, employee, agent or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director;

    8.12 If any writing, document, aging, certificate or other evidence of the Accounts shall be materially incomplete, incorrect, or misleading at the time the same is furnished to Safcor.


9.  SAFCOR'S RIGHTS AND REMEDIES

    9.1 RIGHTS AND REMEDIES. Upon the occurrence of an Event of Default Safcor may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

         (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

         (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Safcor;

         (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Safcor, but without affecting Safcor's rights and security interest in the Collateral and without affecting the Obligations;

         (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Safcor considers advisable, and in such cases, Safcor will credit Borrower's loan account with only the net amounts received by Safcor in payment of such disputed Accounts after deducting all Safcor Expenses incurred or expended in connection therewith;

         (e) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Safcor considers necessary or reasonable to protect its security interest in the collateral. Borrower agrees to assemble the Collateral if Safcor so requires, and to make the Collateral available to Safcor as Safcor may designate. Borrower authorizes Safcor to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien that, in Safcor's determination, appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Safcor a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Safcor's rights or remedies provided herein, at law, in equity, or otherwise;

         (f) Without notice to Borrower (such notice being expressly waived) set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Safcor, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Safcor;

         (g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Safcor determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

         (h) Safcor shall give notice of the disposition of the Collateral as follows:

              (1) Safcor shall give Borrower and each holder of a security interest in the Collateral who has filed with Safcor a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

              (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower at least five (5) calendar days before the date fixed for the sale, or at least five (5) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Safcor;

              (3) If the sale is to be a public sale, Safcor also shall give notice of the time and place by publishing a notice one time at least five (5) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

         (i)  Safcor may credit bid and purchase at any public sale;  and

         (j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, by Safcor to Borrower.

10. WAIVERS AND INDEMNIFICATION

    10.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Safcor on which Borrower may in any way be liable.

    10.2 SAFCOR'S LIABILITY. Upon the occurrence and during the continuance of any Event of Default, Lender may enforce this Agreement independently of any other remedy or security Lender at any time may have or hold in connection with the Obligations, and it shall not be necessary for Lender to marshal assets in favor of any Debtor or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Borrower expressly waives any right to require Lender to marshal assets in favor of any debtor or any other Person or to proceed against any other Debtor or any collateral provided by any Person, and agrees that Lender may proceed against Borrower or any collateral in such order as it shall determine in its sole and absolute discretion.

    Lender may file a separate action or actions against Borrower, whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions.

    Lender's rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be requested to be restored or returned by Lender, all as though such amount had not been paid. The rights of Lender created or granted herein and the enforceability of this Agreement at all times shall remain effective to cover the full amount of all the Obligations even though the Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Borrower and whether or not any other debtor shall have any personal liability with respect thereto.

    To the maximum extent permitted by applicable law, Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of:

         (a) any disability or other defense of any other debtor with respect to the Obligations,

         (b) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations,

         (c) the cessation for any cause whatsoever of the liability of any other debtor (other than by reason of the full payment and performance of all Obligations),

         (d) any failure of Safcor to marshal assets in favor of Borrower or any other person,

         (e) any failure of Safcor to give notice of sale or other disposition of Collateral to Borrower or any other Person or any defect in any notice that may be given in connection with any sale or disposition of Collateral,

         (f) any failure of Lender to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Obligation, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any Collateral or other security for any Obligation,

         (g) any act or omission of Lender or others that directly or indirectly results in or aids the discharge or release of Borrower or the Obligations or any security or guaranty therefor by operation of law or otherwise,

         (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation,

         (i) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person,

         (j)  the election by Lender of the application or non-application of
    Section 1111(b)(2) of the United States Bankruptcy Code,

         (k) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code,

         (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code,

         (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person,

         (n)  the avoidance of any lien in favor of Lender for any reason, or

         (o) any action taken by Lender that is authorized by this Section or any other provision of any Loan Document.

Until such time as all of the Obligations have been fully, finally and indefeasibly paid in full in cash: (i)Borrower hereby waives and postpones any right of subrogation it has or may have as against any other Debtor with respect to the Obligations, and (ii) in addition, Borrower also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other debtor. Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurring of new additional Obligations.

    In the event that all or any part of the obligations at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, Borrower authorizes Lender on Lender's behalf, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any debtor, the enforceability of this Agreement, or the validity or enforceability of any liens of, or for the benefit of, Lender on any Collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

    To the fullest extent permitted by applicable law, Borrower expressly waives any defenses to the enforcement of this Agreement or any rights of Lender created or granted hereby or to the recovery by Lender against any debtor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Borrower and may preclude Borrower from obtaining reimbursement or contribution from other debtors. Borrower expressly waives (i) any suretyship defenses or benefits that it otherwise might or would have under applicable law, and (ii) the right, if any, to require Lender to disclose to Borrower any information it may now have or hereafter acquire concerning any other debtor's character, credit, Collateral, financial condition or other matters. Borrower expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property or interest therein of another debtor that is subject to any such deeds of trust or mortgages or other instruments and any debtor's failure to receive any such notice shall not impair or affect such debtor's obligations or the enforceability of this Agreement or any rights of Lender created or granted hereby. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS SECTION, BORROWER WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY LENDER, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE OBLIGATIONS, HAS DESTROYED BORROWER'S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST BORROWER BY THE OPERATION OF LAW OR OTHERWISE.
                                      16

    Lender need not inquire into the powers of any of Borrower or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All obligations of Borrower to Lender heretofore, now or hereafter created shall be deemed to have been granted at Borrower's special insistence and request and in consideration of and in reliance upon this Agreement.

    Borrower warrants and agrees that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Borrower otherwise may have against Lender or others, or against Collateral. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.


11. NOTICES

    All notices provided for herein shall be validly given if in writing and delivered personally, or if mailed by registered or certified mail to the person entitled to receive the same at the following addresses:

IF TO BORROWER:                        IF TO SAFCOR:

Global One Distribution &              Safcor Inc.
 Merchandising Inc.                    c/o Maurice Wainer, Esq.
5548 Lindbergh Lane                    Snipper, Wainer & Markoff
Bell, CA 90201                         2029 Century Park East, Suite 1690
Attention: President                   Los Angeles, CA 90067


with a copy to:                        with a copy to:

Jeffrey P. Grogin, Esq.                Maurice Wainer, Esq.
Samaha Grogin, LLP                     Snipper, Wainer & Markoff
911 East Colorado Boulevard,           2029 Century Park East, Suite 1690
Third Floor                            Los Angeles, CA 90067
Pasadena, CA 91106

    The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 11, other than notices by Safcor in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three
(3) calendar days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Safcor in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

    The validity of this Agreement, its construction, interpretation, and enforcement, and the rights of the parties hereto shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts located in the County of Los Angeles, State of California or, in the event Borrower has moved a material portion of its assets out of the Southern California area, at the sole option of Safcor, in any other court in which Safcor shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy. Borrower and Safcor waives, to the extent permitted under applicable law, any right each may have to assert the doctrine of FORUM NON CONVENIENS or to object to venue to the extent any proceeding is brought in accordance with this Section 12. Borrower and Safcor hereby waive their respect rights to a jury trial of any claim or cause of action based upon or arising out of any of the loan documents or any of the transactions contemplated therein, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims. Borrower and Safcor represent that each has reviewed this waiver and each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, a copy of this Agreement may be filed as a written consent to a trial by the court.


13. DESTRUCTION OF BORROWER'S DOCUMENTS

    All documents, schedules, invoices, agings, or other papers delivered to Safcor may be destroyed or otherwise disposed of by Safcor four (4) months after they are delivered to or received by Safcor, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.


14. GENERAL PROVISIONS

    14.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Safcor.

    14.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Safcor's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Safcor shall release Borrower from its Obligations. Safcor may assign this Agreement and its rights and duties hereunder. Safcor reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Safcor's rights and benefits hereunder. In connection therewith, Safcor may disclose all documents and information which Safcor now or hereafter may have relating to Borrower or Borrower's business. To the extent that Safcor assigns its rights and obligations hereunder to a third party, Safcor shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third party.

    14.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.

    14.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Safcor or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

    14.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

    14.6 AMENDMENTS IN WRITING. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations, if any, are merged into this Agreement.

    14.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

    14.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence of payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Safcor of any property of either or both of such parties should for any reason subsequently be declared to be improper under any state or federal law relating to creditors' rights, including, without limitation, provisions of the United States Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Safcor is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Safcor is required to repay or restore, and as to all reasonable costs, expenses and attorneys' fees of Safcor related thereto, the liability of Borrower or such guarantor shall automatically be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

    14.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted, modified or qualified by any other agreement, oral or written, whether before or after the date hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Los Angeles, California.


                             SAFCOR INC., A CALIFORNIA CORPORATION


                             /s/ ALAN SALONER
                             ----------------
                             Signature

                             ALAN SALONER, PRESIDENT
                             -----------------------
                             Print Name and Title



                             GLOBAL ONE DISTRIBUTION &
                             MERCHANDISING INC., A DELAWARE
                             CORPORATION


                             /s/ DOUGLASS E. COY
                             -------------------
                             Signature

                             DOUGLASS E. COY, CHIEF EXECUTIVE OFFICER
                             ----------------------------------------
                             Print Name and Title